         Agile Software completes acquisition of Digital Market, Inc.


San Jose, Calif. - November 30, 1999 - Agile Software Corporation (Nasdaq:
AGIL), a provider of business-to-business solutions for electronic supply chains, announced that it has completed its acquisition of Digital Market, Inc., a provider of Internet-based solutions for the sourcing and procurement of production materials used by manufacturing companies.

Under the terms of the agreement, all of the issued and outstanding shares of capital stock and warrants of Digital Market will be exchanged for 611,765 shares of common stock of Agile, plus $20.0 million in cash. In addition, Agile has assumed all of the unvested outstanding options to purchase Digital Market's common stock under its stock option plans. The fair value of the assumed options is estimated at approximately $7.8 million and these options are included as a component of the purchase price. Agile also anticipates incurring approximately $2.0 million in acquisition expenses, resulting in a total purchase price of Digital Market of $109.0 million. The acquisition will be accounted for as a purchase business combination.

"This strategic acquisition provides Agile the opportunity to broaden our product offerings, and to create a competitive advantage for our customers. We believe that our product content management solutions, coupled with Digital Market's direct materials sourcing, quoting, and ordering applications create a powerful, Internet-based solution for the supply chain," said Bryan D. Stolle, chairman and chief executive officer of Agile Software.

"This transaction enhances our position in the collaborative manufacturing and procurement space," added Stolle. "We believe that the enhanced solution of Agile's products with those of Digital Market enables the product content information, aggregated in Agile Anywhere during the new product introduction and product change processes, to be fed directly into Digital Market's direct material procurement applications, enhancing efficiency in the purchase of those components."

The total estimated purchase price of the acquisition will be allocated to the net tangible liabilities assumed and identifiable intangible assets acquired based on management's estimates of their fair value, and an independent appraisal. The purchase price in excess of such amounts will be allocated to goodwill. Approximately $2.3 million of the aggregate purchase

Agile Software Completes Acquisition of Digital Market, Inc.          Page 2-2-2

price is expected to be allocated to the net tangible liabilities acquired. Approximately $1.3 million is expected to be allocated to in-process research and development, and charged to operations currently. Approximately $2.0 million will be allocated to existing technology, $2.1 million to workforce in place, $0.2 million to trademarks, and the remaining purchase price of $105.7 million allocated to goodwill. This allocation is preliminary, and subject to change pending a final analysis of the total purchase price and fair value of the tangible and identifiable intangible assets acquired and liabilities assumed.

About Agile Software
Agile Software Corporation (Nasdaq: AGIL) develops and markets product content management software for electronic supply chains. The Agile product family includes Agile Anywhere(TM), which is designed to improve the ability of supply chain members to communicate and collaborate with one another over the Internet about new or changing product content. Customers include Flextronics International, GE Marquette Medical Systems, Hewlett-Packard, Lucent Technologies, NEC, Philips, Texas Instruments and many others.

This "Safe Harbor" Statement Under the Private Securities Litigation Reform Act
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of 1995:
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Information in this release that involves Agile's beliefs, hopes, plans, expectations, intentions or strategies regarding the future consists of forward-looking statements that involve risks and uncertainties, which are based upon information available to Agile as of the date of the release, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, delays and difficulties in introducing new products and upgrades of existing versions of our products; lack of market acceptance of Agile Anywhere or other new products or services; inability to continue timely delivery of competitive new products and services; introduction of new products or services by major competitors; risks related to the Internet on our business and prospects; our successful integration of
Digital Market, its Digital Buyer product, technologies, computer systems and employees; and our ability to recruit or retain necessary personnel. These and other factors and risks associated with our business are discussed in the Company's registration statement on Form S-1 declared
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Agile Software Completes Acquisition of Digital Market, Inc.          Page 3-3-3

effective by the Securities and Exchange Commission ("SEC") on August 19, 1999, in the Company's Form 10-Q filed September 14, 1999, and in the Company's registration statement on Form S-1/A filed with the SEC on November 26, 1999.

                                     ####

For more information on Agile Software's entire product line, contact Agile Software Corporation, One Almaden Boulevard, San Jose, CA 95113-2253, USA. Or call 408-975-3900, fax: 408-271-4862. Or send an e-mail to info@agilesoft.com. Visit Agile on the World Wide Web at http://www.agilesoft.com

Agile Software, the Agile Software logo, and Agile Anywhere are trademarks of Agile Software Corporation in the U.S. and/or other countries. All other brand or product names are trademarks and registered trademarks of their respective holders.